Exhibit 99.1
Contact:  Vladimir Saldaña, +52 (55) 52 46 01 00. Ext. 224, vsaldana@gcya.net
KCSM Announces Eaton as Vice President Sales and Marketing;
Ballesteros to Continue in Active Consultancy Role
Mexico City, October 19, 2009 — Kansas City Southern de Mexico, S.A. de C.V. (KCSM) today announced that David W. Eaton will replace Gloria M. Ballesteros as leader of the sales and marketing department effective November 1, 2009. Ms. Ballesteros has decided to transition her position with the company to an active consultancy role, so that she can spend more time with her family. She will remain in her current position until the end of the year, and will assist Mr. Eaton in his transition.
“Gloria has been a highly valued employee for 12 years,” said KCSM president and executive representative Jose G. Zozaya. “She will remain a key member of our team and we are pleased that she will continue lending her expertise to the organization, while at the same time, fulfilling her personal goals.”
In addition to leading the sales and marketing and service design functions, Ms. Ballesteros has led customer service, network services and served as a superintendent for the Southern Region. Prior to joining the company, she was the Association of American Railroads rules coordinator for ALSTOM. She holds an industrial engineering degree from Technological Institute of Monterrey.
David W. Eaton has moved from vice president corporate affairs and right of way protection to vice president sales and marketing. Mr. Eaton will now focus his efforts on the KCSM sales and marketing department; however, he will also provide transitional leadership for the company’s corporate affairs and right of way protection department, which handles the company’s federal, state and local relations program, as well as other right of way protection responsibilities.
“David is an excellent choice to lead our sales and marketing effort, because he has been involved in nearly every aspect of the business and he is well-respected within the company. I am confident that he will be an outstanding leader for our commercial activity in Mexico,” said Mr. Zozaya. “His movement into this role is a fine example of the opportunities for professional development within our company.”
“Leading the sales and marketing team in Mexico and coordinating with the sales and marketing team in the U.S., David will continue to play a vital role in our strategy to develop our cross border rail network,” said Kansas City Southern (KCS) executive vice president sales and marketing Patrick J. Ottensmeyer.
After serving as a consultant on the team transitioning TFM to KCSM, Mr. Eaton became a full time KCSM employee in 2005. Prior to that, he was a partner in Monterrey Business Consultants and ran a NAFTA legal think tank at the Technological Institute of Monterrey. A dual citizen of the U.S. and Mexico, he holds a masters degree in commercial law from Technological Institute of Monterrey, a juris doctorate from the University of Arizona and a bachelors degree in business administration and political science from Northern Arizona University. He is a member of the board of directors of the American Chamber of Commerce-Monterrey Division and chairman of the American Chamber of Commerce International Trade Committee.

Working closely with Mr. Zozaya and Mr. Eaton, current assistant vice president for right of way protection Edgar Guillaumin will lead the corporate affairs and right of way protection department during this period of transition.
A subsidiary of KCS, KCSM serves northeastern and central Mexico, as well as the ports of Lázaro Cárdenas, Matamoros, Tampico/Altamira and Veracruz. KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Besides KCSM, its primary holdings include The Kansas City Southern Railway Company, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
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